EXHIBIT 10.1

JOSTENS HOLDING CORP.
JOSTENS, INC.
5501 American Boulevard West
Minneapolis, Minnesota  55437

July 14, 2004

PERSONAL AND CONFIDENTIAL

Mr. Robert C. Buhrmaster
4808 Rolling Green Parkway
Edina, Minnesota  55346

Re:          Agreement Regarding Terms of Resignation from Employment And Release

Dear Mr. Buhrmaster:

This Agreement and attached Release describe the terms of your separation from employment.

1.             In consideration of the terms hereof, your employment with each of Jostens Holding Corp. (“JHC”) and Jostens, Inc. (“Jostens” and, together with JHC, the “Company”) shall end pursuant to your resignation, which shall be effective as of the earlier of (i) the execution by the Company of a definitive agreement with respect to the Proposed Transaction (as defined below) or (ii) the close of business on July 20, 2004 (the “Termination Date”).

2.             In addition to any unpaid wages (salary) you have earned through the Termination Date and whatever vested rights you may have under Jostens, Inc. Pension Plan D (“Pension Plan D”) and the Jostens, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”), you shall receive the payments and benefits listed in paragraphs (a) – (g) below (provided that you execute and do not rescind or attempt to rescind the Release attached hereto as Exhibit A), less any applicable payroll deductions required by law and subject to the limitations on such payments and benefits set forth in Section 4.5 of the

Jostens, Inc. Executive Severance Pay Plan (the “Severance Plan”); provided, however, that there will be no reduction pursuant to Section 4.5(b).  These payments and benefits will be in lieu of any other payments, severance compensation or benefits to which you otherwise might be entitled and you and the Company agree to amend the employee benefit plans described below as necessary in order to provide the benefits described in this Paragraph 2.

(a)                                  In lieu of a cash payment benefit made pursuant to Section 4.2(a)(i) of the Severance Plan, you will be entitled to a cash payment benefit in an amount equal to your monthly “Base Salary” (as defined in the Severance Plan) determined as of the Termination Date multiplied by thirty-six (36), payable in periodic payments in accordance with Section 4.2(b) of the Severance Plan over a thirty-six (36) month period following the Termination Date (the “Continuation Period”).

(b)                                 You will be entitled to two-thirds of your annual incentive award, in the amount of $303,333, which shall be paid on the date on which the annual incentive award would have been paid had you remained employed by the Company.

(c)                                  You will be entitled to receive reimbursement of a portion of the premiums you pay for COBRA continuation coverage under the Company’s group medical, dental, vision and life insurance plans pursuant to Section 4.3(a) of the Severance Plan.  The Company will take commercially reasonable efforts to provide comparable medical, dental, vision and life insurance coverage (which may include coverage under individual insurance policies) for the period between the last day of your COBRA continuation coverage (or earlier, if mutually agreed to by the Company and you) and the end of the Continuation Period.

(d)                                 During the Continuation Period, the Company shall provide you with the perquisites set forth on Schedule I attached hereto, each on an annual basis, which shall in any event be limited to those perquisites you were entitled to receive immediately prior to the Termination Date and which shall be reimbursed, as applicable, in accordance with past practice.

(e)                                  You will be entitled to a benefit under the Jostens, Inc. Executive Supplemental Retirement Agreement, dated December 31, 1996 and as amended December 2, 1999, between you and Jostens, as if you had remained in Full-time Employment (as defined under the Jostens, Inc. Executive Supplemental Retirement Agreement) through August 31, 2007 for purposes of determining your “Time of Service” (as defined under the Jostens, Inc. Executive Supplemental Retirement Agreement) as of your Termination Date.

(f)                                    You will be entitled to a benefit under the Jostens, Inc. Supplemental Pension Plan as provided therein, provided that your benefit will be increased in an amount equal to the actuarial equivalent of a single life annuity commencing at age 65, in the monthly benefit amount of $19,925, which is the estimated benefit which you would have received under Pension Plan D and the Supplemental Pension Plan if you had continued participation in Pension Plan D and the Supplemental Pension Plan until August 31, 2007 at your level of compensation as of the Termination Date.

(g)           You will be entitled to benefits under the Jostens Retiree Medical Plan as provided therein to the extent such benefits are vested as of the date hereof.

3.             In connection with a proposed transaction between Kohlberg Kravis Roberts & Co. (“KKR”) and JHC (the “Proposed Transaction”), you shall be entitled to sell all or any portion of the 3,125 shares of Class A Voting Common Stock and 16,875 shares of Class B Non-Voting Common Stock of JHC (collectively, the “Common Stock”) owned by you to DLJ Merchant Banking III, Inc. (“DLJMB III”), or such other entity as DLJMB III may designate, including JHC, on the closing date of the Proposed Transaction for the same per-share cash consideration as is paid by KKR in the Proposed Transaction.  JHC and you each hereby consent to the foregoing as a modification of JHC’s repurchase rights under that certain Stockholders’ Agreement by and among JHC, yourself and the other stockholders party thereto (the “Stockholders Agreement”).

4.             With respect to the 23,467 time-vesting options (“Standard Options”) and 46,933 performance-vesting options (“Special Options”) granted to you pursuant to separate option grant letters from the Company dated January 20, 2004

(collectively, the “Grant Letters”), of which you are currently vested in 4,693 Special Options:

(a)           You shall vest in an additional 9,386 Standard Options and 18,772 Special Options upon the execution of this Agreement, thus totaling 32,851 vested options.

(b)           Provided that there has not been an initial public offering of the Company or a sale of majority control of the Company (other than the Proposed Transaction), you shall have, during the thirty (30) day period commencing on July 29, 2008, an option to sell, and if such option is exercised, the Company shall purchase (i) the Common Stock owned by you on the date hereof (if not previously sold pursuant to paragraph 3 above) at a price equal to the “Fair Market Value” (as defined in the Stockholders Agreement) of such Common Stock and (ii) any Standard Options or Special Options held by you on the date hereof that are vested as of the Expiration Date at a price equal to the “Fair Market Value” (as defined in the Stockholders Agreement) of the Common Stock underlying such options, less the aggregate amount of the per share exercise price of such options.  Any unexercised Standard Options or Special Options shall terminate at the end of such 30-day period.

5.             The Company agrees that it shall not terminate that certain Time-Sharing Agreement, dated as of March 15, 2004, by and between Jostens and yourself regarding use of the Company’s aircraft prior to the third anniversary of the Termination Date.

6.             You will not earn or be eligible for any additional benefits under any employee benefit plan sponsored by the Company as of the Termination Date, including your dependent(s)’ coverage under any benefit plan, except as otherwise specifically provided in this Agreement or as required by law.

7.             You affirmatively represent that you have not filed nor caused to be filed any charges, claims, complaints, or actions against the Company before any federal, state, or local administrative agency, court, arbitration facilitator, or other forum.

8.             In consideration of the terms hereof, you have agreed to and do waive any actual or potential claims in any way related to or arising from your employment with or separation from the Company or any of its subsidiaries.  You agree that you will not seek employment or reemployment with the Company in the future.  You agree to release and forever discharge the Company, its subsidiaries and affiliates and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to your employment by or with the Company or any of its subsidiaries or the termination thereof.  You agree that you must and will execute and not rescind the Release attached hereto as Exhibit A, as a condition of your eligibility to receive the consideration described in this Agreement.  Such Release does not include your right to enforce the terms of this Agreement, and does not waive or release any right to indemnification you may have as a director, officer or employee pursuant to applicable law and/or the Company’s certificate of incorporation or articles of incorporation, as the case may be, and bylaws.

9.             Concurrently with your execution of this Agreement, you agree to, and do hereby, resign from all directorships and officerships held by you with the Company and any of its subsidiaries or affiliates (including any position as a trustee or board member of any Company retirement plan) and, if requested, you shall execute and deliver one or more letters in form and substance satisfactory to the Company further evidencing such resignations.  You acknowledge that, effective as of the Termination Date, you are no longer the Chief Executive Officer of the Company and are no longer the Chairman of the Board of the Company.

10.           You represent and warrant that you have returned to the Company all proprietary documents and other property material to the business of the Company which are in your possession or control and you further represent and warrant that you have not retained copies of any such proprietary documents, excluding publicly available documents and documents relating directly to your own compensation and employee benefits.

11.           You acknowledge that in the course of your employment with the Company and its subsidiaries you have acquired information relating to the business or affairs of the Company or any subsidiary corporation or parent corporation of the Company, including, but not limited to, information relating to financial statements, customer identities, potential customers, employees, sales representatives, suppliers, servicing methods, equipment programs, strategies and information, analyses, profit margins or other proprietary information used by the Company or any subsidiary corporation or parent corporation of the Company (“Confidential Information”).  You agree that you will keep such Confidential Information confidential pursuant to your duty to protect the Company’s trade secrets and confidential information and the terms of (i) Section 4.5 of the Severance Plan, (ii) Section 6.01 of the Stockholders’ Agreement and (iii) Section 10 of the Grant Letters.  You acknowledge and agree that, for a period of two years after the Termination Date, you remain subject to certain non-competition provisions contained in Section 6.02(a) of the Stockholders Agreement and Section 10(b) of the Grant Letters.  You also agree that you will be entitled to receive the payments and benefits set forth in paragraphs 2(a) - (g) above if, and only if, you do not breach the confidentiality and non-competition provisions of Section 4.5 of the Severance Plan.

12.                                 (a)           The parties intend that this Agreement be and is confidential.  You warrant that you have not and agree that you will not in the future disclose the terms of this Agreement, or the terms of compensation to be paid by the Company to you as part of this Agreement, to any person other than your attorney, spouse, tax advisor, investment banker, banker or representatives of the E.E.O.C., any Department of Human or Civil Rights, any fair employment practices agency, who shall be bound by the same prohibitions against disclosure as bind you, and you shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality.  You shall not provide or allow to be provided to any person this Agreement, or any copies thereof nor shall you now or in the future disclose in any way any information concerning any of your purported claims, charges and causes of action against the Company to any person, with the sole exception of communications with your spouse, investment banker, banker, attorney and tax advisor, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

(b)           The Company similarly agrees not to disclose the terms of this Agreement or the compensation paid to you, to any person other than officers, directors, and other persons as the Company deems as having a need to know, accountants and auditors, attorneys, tax advisors, Board Members, representatives of the E.E.O.C., the Minnesota Department of Human Rights, or any fair employment practices agency, and such other disclosures as may be required by law, court, arbitrator, or agency of competent jurisdiction, or as may be necessary to enforce the terms of this Agreement.

13.           The confidentiality and non-disparagement provisions of this Agreement have substantially induced the parties to enter into this Agreement.  Any violation by one party to this Agreement of the confidentiality and/or non-disparagement provisions of this Agreement shall entitle the other party to bring a legal action for appropriate equitable relief as well as damages, including reasonable attorneys’ fees. In addition to any other rights or remedies available at law, in equity, or by statute, the parties consent to the specific enforcement of the confidentiality and non-disparagement provisions of this Agreement through an injunction or restraining order issued by an appropriate court.

14.           Neither by offering to make nor by making this Agreement does any party admit any failure of performance, wrongdoing, or violation of law.

15.           The parties shall issue a press release announcing your resignation, substantially in the form annexed hereto as Exhibit B, or containing other language to which the parties hereto shall mutually agree.  The parties agree that they will not make a public statement inconsistent with such press release.

16.           You agree that after the date hereof (i) you will not make any negative or unfavorable statements or communications or in any way denigrate, defame or disparage the Company or any of its affiliates, directors, officers, employees, consultants, lenders or stockholders or DLJMB III or its affiliates and (ii) you will use all reasonable efforts to prevent any of your affiliates, including any family member and all other persons or entities over which you can be reasonably expected to exert significant influence from engaging in any such activity.  You agree that any breach of this paragraph 16 will cause such persons described above substantial and irrevocable damage and therefore in the event of any such breach, in addition to all other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief or any other equitable remedy which may then be available.

The Company agrees that after the date hereof (i) it will not make any negative or unfavorable statements or communications or in any way denigrate, defame or disparage you and (ii) the Company will use all reasonable efforts to prevent any of its affiliates, directors, officers, employees and all other persons or entities over which it can be reasonably expected to exert significant influence from engaging in any such activity.  The Company agrees that any breach of this paragraph 16 will cause you substantial and irrevocable damage and therefore in the event of any such breach, in addition to all other remedies which may be available, you shall have the right to seek specific performance and injunctive relief or any other equitable remedy which may then be available.

17.           You agree to fully cooperate with the Company in any and all circumstances in which the Company may require your assistance, advice and expertise, including but not limited to, providing information or advice on the Company’s operations, policies and procedure and assisting in defense against claims against the Company, provided that no such assistance, advice and expertise will require a substantial amount of your time.  The parties agree that they will comply with present and future Company policies and procedures, as well as applicable local, state, federal, and any applicable foreign laws.

18.           The Company agrees that any modification of agreements or benefit plans shall not treat you in a manner inconsistent with similarly situated employees of the Company.

19.           This Agreement shall be governed by Minnesota law, and the courts of Minnesota shall be the exclusive venue for any disputes arising out of this Agreement.

20.           This Agreement and attached Release set forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by or with the Company and its subsidiaries or the termination thereof and any payments, severance compensation or other benefits due or payable to you upon termination of employment.  This Agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company.  This Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

21.           Whenever possible, each provision of this Agreement and Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement and Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

22.           This Agreement and Release may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

23.           Notwithstanding anything in this Agreement to the contrary, this Agreement will be of no force or effect until you duly execute and deliver to the Company the Release.

24.           You acknowledge that before entering into this Agreement and attached Release, you have had the opportunity to consult with any attorney or other advisor of your choice, and you have been advised to do so if you choose.  You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement and Release other than the express terms set forth herein.  You further acknowledge that you have read this Agreement and understand all of it and the Attached Release.

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25.           If the foregoing is acceptable to you, please sign and date a copy of this Agreement where indicated below and return it to David Burgstahler.  Please sign and date the attached Release after your employment with the Company has ended.

Very truly yours,

JOSTENS HOLDING CORP.

By:
Name: Michael L. Bailey
Title: President

JOSTENS, INC.

By:
Name: Michael L. Bailey
Title: President

Accepted and Agreed:

Robert C. Buhrmaster

Date Signed

SCHEDULE I

CONTINUING PERQUISITES

1.               Annual stipend of up to $30,470 for use of an automobile.

2.               Annual stipend of up to $15,000 for financial planning.

3.               Annual medical reimbursement of up to $2,500.

4.               Annual executive physical at Mayo Clinic through the clinic’s Executive Physical Program.

5.               Annual stipend of up to $28,571.28 for usage of the Company aircraft.

6.               Annual stipend of up to $6,548.40 for membership dues at a country club of your choice.

EXHIBIT A

FORM OF RELEASE

RELEASE

I.                                         Definitions.  I intend all words used in this Release to have their plain meanings in ordinary English.  Technical legal words are not needed to describe what I mean.  Specific terms I use in this Release have the following meanings:

A.            “I,” “me,” and “my” include both me, Robert C. Buhrmaster, and anyone who has or obtains any legal rights or claims through me.

B.            “Company,” as used in this Release, shall at all times mean Jostens Holding Corp., Jostens IH Corp., Jostens, Inc. and their respective parent and/or subsidiary corporations, affiliates, successors, predecessors, shareholders, present and/or former officers, directors, agents, employees, and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers.

C.            “My Claims” mean any and all of the actual or potential claims of any kind whatsoever I may have had, or currently may have against Company, regardless of whether I now know about those claims, that are in any way related to my employment with or separation (resignation from employment) from the Company, including, but not limited to any claims for benefits, claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; violation of the Federal Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 203(s), the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1978 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01, et seq., Minnesota Statutes § 181 et seq., any other federal, state, local or foreign statute, law, rule, regulation, ordinance or order.  This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.

II.            Agreement to Release My Claims.  Except as stated in Paragraph IV, I agree to give up all My Claims, waive any rights thereunder, and withdraw any and all of my charges and lawsuits against Company.  In exchange for my agreement to release My Claims, I am receiving satisfactory consideration (compensation) from Company to which I am not otherwise entitled by law, contract, or under any Company policy.  The consideration I am receiving is a full and fair payment for the release of all My Claims.  Company does not owe me anything in addition to what I will be receiving.

III.           Older Workers Benefit Protection Act.  I understand and have been advised that the above release of My Claims is subject to the terms of the OWBPA.  The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary.  I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences.  I understand that the Company is giving me at least twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it.  I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release.  If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights.  I agree that material and/or immaterial changes to this Release will not restart the running of this consideration period.

IV.           Exclusions from Release.  My Claims do not include my rights, if any, to claim the following:  Compensation and benefits as defined in my Separation Agreement with the Company; Re-employment Insurance benefits; claims for my vested post-termination benefits under the Jostens, Inc. 401(k) Retirement Savings Plan and Jostens, Inc. Pension Plan D; my COBRA rights; my rights to enforce the terms of this Release; or my rights to assert claims that are based on events occurring after this Release becomes effective.

A.            Nothing in this Release interferes with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA.  I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC, You, or any other party.

B.            Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

C.            I agree that Company reserves any and all defenses, which it has or might have against any claims brought by me.  This includes, but is not limited to, Company’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

V.                                     Right to Rescind and/or Revoke.  I understand that insofar as this Release relates to my rights under the ADEA, it shall not become effective or enforceable until seven (7) days after I sign it.  I have the right to rescind this Release only insofar as it extends to potential claims under the ADEA by written notice to Company within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act.  Any such rescission must be in writing and hand-delivered to Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

A.                                   post-marked within the seven (7) or fifteen (15) day period;

B.                                     properly addressed to David Burgstahler, DLJ Merchant Banking III, Inc., Eleven Madison Avenue, 16th Floor, New York, New York 10010, and

C.                                     sent by certified mail, return receipt requested.

I understand that the payment I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Release.  Accordingly, if I decide to revoke this Release, I understand that I am not entitled to the payments offered in the Agreement.  I further understand that if I attempt to revoke my release of any claim, I must immediately return to Company’s Counsel any consideration I have received.

VI.           I Understand the Terms of this Release.  I have had the opportunity to read this Release carefully and understand all its terms.  I have reviewed this Release with my own attorney.  In agreeing to sign this Release, I have not relied on any statements or explanations made by Company or their attorneys.  I understand and agree that this Release and the attached Agreement contain all the agreements between Company and me except for those plans and agreements specifically referenced herein.  We have no other written or oral agreements.

Dated: , 2004
Signature

Name: Robert C. Buhrmaster
Subscribed and sworn to before me

this day of , 2004.

Notary Public

EXHIBIT B

PRESS RELEASE